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                                                                      EXHIBIT 12

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
                                                 For the Six Months Ended
                                                         June 30,                   At or For the Year Ended December 31,
                                                    ------------------      -----------------------------------------------------
                                                     2003        2002        2002        2001        2000        1999       1998
                                                    ------      ------      ------      ------      ------      ------     ------
Fixed Charges:
Interest on Trust preferred securities                 416         339         702          26           -           -          -
Interest on subordinated debt                          110           -           8           -           -           -          -
Interest on convertible debentures                       -         185         278         269           -           -          -
Interest on line of credit                             119           -           -           -           -           -          -
Interest on FHLB advances                              605         138         359           -           -           -          -
Interest on Fed Funds purchased                         20           2           4           5           2           -          -
Preferred stock dividend series A (pre-tax)            157           -           -           -           -           -          -
Preferred stock dividend series B (pre-tax)              -           -           -           -           -           -          -
                                                    ------      ------      ------      ------      ------      ------     ------
         Total Fixed charges                         1,427         664       1,351         300           2           -          -

Interest on deposits                                 3,394       1,815       4,414       3,286       2,047       2,204      2,552
                                                    ------      ------      ------      ------      ------      ------     ------

Total fixed charges + deposit interest               4,821       2,479       5,765       3,586       2,049       2,204      2,552
                                                    ======      ======      ======      ======      ======      ======     ======

Earnings:
Pre-tax earnings                                     5,225       1,834       5,089       1,139       1,069         (36)       750
Add: fixed charges                                   1,427         664       1,351         300           2           -          -
Less: preferred stock dividend req.                   (157)          -           -           -           -           -          -
                                                    ------      ------      ------      ------      ------      ------     ------
        Total earnings                               6,495       2,498       6,440       1,439       1,071         (36)       750
                                                    ======      ======      ======      ======      ======      ======     ======

Ratio of earnings to fixed charges                   455.2%      376.2%      476.7%      479.7%    53550.0%        N/A        N/A

Ratio of earnings to fixed charges
      + deposit interest                             134.7%      100.8%      111.7%       40.1%       52.3%       -1.6%      29.4%
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